Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

Cummins Engine Business President Jim Kelly to take new role in early 2010

-- Successor to be named in near future ---

COLUMBUS, IN - Cummins Inc. (NYSE: CMI) announced today that Engine Business President Jim Kelly will leave current his role in March 2010 in order to lead a number of key cross-business strategic projects.

Kelly joined Cummins in 1976 and was named to his current position in May 2005. His successor will be named in the very near future.

“Jim has been instrumental in the Engine Business’ success and transformation over the last two decades, and for nearly five years he has effectively led the business during a period of both record growth and the most difficult recession in decades,” said Cummins President and Chief Operating Officer Tom Linebarger.

“Earlier this year, Jim expressed his desire to retire and for a smooth leadership transition in the Engine Business.  I am extremely pleased that he has decided to remain with Cummins awhile longer in order to help us tackle some important enterprise-wide initiatives.”

Under Kelly’s leadership, Cummins became the first engine maker to meet the 2010 emissions standards in 2007 with the 6.7-liter Turbo Diesel engine for the Dodge Ram pickup truck. The Company’s North American heavy-duty truck engine market share also doubled in the last four years, and Cummins has significantly grown its engine presence in markets around the world during Kelly’s tenure.

Kelly, who has been a Cummins Vice President since 1993, has served as plant manager at two of Cummins’ highest-profile manufacturing operations – the Jamestown, N.Y., and Columbus, IN, engine plants – and has held leadership roles in virtually every segment of the Engine Business.

“Jim’s steady, thoughtful, results-oriented approach – combined with his competiveness and deep knowledge of the diesel engine industry – has been especially valuable in keeping the Engine Business focused on remaining strong during the current downturn,” Linebarger said. “His understanding of the business now will to help us address a number of cross-business issues that are critical to our long-term success.”

Kelly, a native of Albany, N.Y., earned his bachelor’s degree in history from Middlebury College and his master’s degree in labor and industrial relations from Cornell University. He and his wife, Terri, currently reside in Columbus, IN.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $755 million on sales of $14.3 billion in 2008. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.